Exhibit 35.2
COMPLIANCE STATEMENT
OF
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY, AS SERVICER
The undersigned hereby certifies that he is the duly elected and acting Vice President and Treasurer of The Cleveland Electric Illuminating Company, as servicer (the “Servicer”) under the Phase-In-Recovery Property Servicing Agreement, dated as of June 20, 2013 (the “Servicing Agreement”), between the Servicer and CEI Funding LLC, as Bond Issuer, and further certifies on behalf of the Servicer that:
1.A review of the activities of the Servicer and of its performance under the Servicing Agreement during the period that commenced January 1, 2023 and ended December 31, 2023 has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement; and
2.To the best of the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement throughout the period that commenced January 1, 2023 and ended December 31, 2023.
Executed as of this 29th day of March 2024.

THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

By:	/s/ Steven R. Staub

Name:	Steven R. Staub
Title:	Vice President and Treasurer